                                                                  EXHIBIT 10(o)




            Letter Agreement, dated April 10, 1996, between
            Theodore J. Host and The Scotts Company

                                                                  [Scotts logo]

The Scotts Company
and Subsidiaries

Tadd C. Seitz
Chairman




                                       April 10, 1996



Theodore J. Host
10019 Wellington Blvd.
Powell, OH 43065

Dear Ted:

     The purpose of this letter is to set forth the understanding of The Scotts Company (hereinafter "Scotts" or the "Company") regarding the termination of your employment with Scotts and various of its subsidiaries and affiliates. Under the terms of your Employment Agreement dated as of October 21, 1991, you may terminate your employment for "Good Reason" if the Company removes you from the position of President of the Company. While it may be subject to some debate whether you were removed or whether you resigned, the Company is willing to assume that you were removed from office, thus triggering your ability to terminate your employment for Good Reason. A form of letter stating that you are terminating your employment for Good Reason is attached to this letter as Exhibit A. Also attached are letters of resignation from each position you held with the Company, its subsidiaries and affiliates. I would appreciate it if you would sign the letter attached as Exhibit A and each resignation letter and return each to me..

     Your Employment Agreement provides that if you terminate your employment for Good Reason, you are entitled to the following benefits:

     1. Your full base salary at the annual base rate in effect immediately prior to the date of termination;

     2. A pro rata share of any incentive compensation due you for the year in which you terminated your employment; and

     3.  Reimbursement for reasonable outplacement expenses.

     You have already received a check for 1/12 of your full base salary. Checks, net of normal deductions, will continue through February, 1997, subject to the provisions of paragraph 6(f) of your Employment Agreement. So long as you are receiving monthly checks, you will continue to be covered under Scotts' medical and dental plans (and will be entitled to continue any flexible spending accounts under those plans). Prior to the end of the period for which you are being compensated, you will receive notice of your ability to continue medical and dental coverage at your expense under the provisions of COBRA.

14111 Scottslawn Road, Marysville, Ohio 43041  (513) 644-7251 Fax (513) 644-7136

     Your pro rata share of any incentive compensation due you for fiscal 1996 will be figured using the restated net income of the Company for fiscal 1995 - $22,356,000. You will be entitled to 5/12 of whatever award would have been paid to you under the terms of the Company's 1996 Executive Annual Incentive Plan.

     We have agreed to reimburse you for up to $15,000 of outplacement expenses, payable against invoices submitted by you to Rosemary Smith.

     In addition to the payments due you pursuant to the terms of your Employment Agreement as outlined above, the Company has agreed with you, as follows:

     1. Within a reasonable time after you have executed a copy of this letter agreeing to its terms, you will be paid for two years of accrued vacation. You are not eligible for any payments for sick leave.

     2. During the period you are receiving monthly payments for your full base salary, you will not receive vesting credit under the Company's Profit Sharing and Savings Plan, nor under its Associates' Pension Plan (including the Company's Excess Benefit Plan).

     3. Your coverage under the Company's base life/ad&d plan, its supplemental life insurance plan, its business travel accident plan, its short and long term disability plans (including supplemental long term disability) and its associate assistance program, as well as your eligibility for a car allowance, terminated as of February 29, 1996.

     4. You will be entitled to use the financial planning services offered through AYCO through the end of calendar 1996.

     5. The Company will reimburse you for legal fees incurred in connection with your termination of employment up to a maximum amount of $5,000, to be paid against invoices actually received by you from your legal counsel for this work. Please submit such invoices to Rosemary Smith.

     6. In connection with the execution of your Employment Agreement in 1991, you received a grant of options for 136,364 shares of common stock of the Company at $9.90 per share. These options, all of which are non-qualified, are fully vested and may be exercised until January 8, 2002. The exercisability of these options is not affected by the termination of your employment.

     7. During your employment, you were the recipient of several other option grants, a summary of which is provided in Exhibit B attached to this letter. You agree that Exhibit B properly sets forth the vesting arrangements with respect to said options and that no further vesting will occur during the period you are receiving monthly payments or other benefits from the Company.

     Options which have vested would normally have to be exercised, if at all, within 30 days of the termination of your employment. For a variety of reasons, you and we have agreed that this 30 day exercise period shall be extended until the earlier of (1) 30 days after the first day after the date of this letter on which Company "insiders" are permitted to buy or sell shares of the Company in the open market (i.e., 30 days after the next "window period" commences) or (2) the date on which the window period, once having commenced, is halted. (The Company agrees to give you written notice, with a copy to Robert Rupp, your counsel, of the opening and closing of the next window period.) Provided, however, that you shall be free to exercise any options and sell any underlying shares at any time after you have delivered to the Company a legal opinion reasonably acceptable to the Company opining that you are no longer an "insider" of the Company and that you have met any other requirements (such as those contained in Rule 144 of the Securities Act of 1933) in connection with your proposed exercise and sale. Any options not exercised within the period set forth in this paragraph shall expire.

     We have further agreed to consider the purchase from you, in a privately negotiated transaction, of shares of the Company owned by you as the result of your exercise of options at a price equal to the closing price of the Company's shares on the New York Stock Exchange on the date you offer such shares to the Company (except that this agreement to consider purchasing shares does not extend to shares subject to the option granted pursuant to your Employment Agreement). If the Company elects to purchase any shares from you, the Company will also consider making such purchase on a net basis (i.e., you will be paid the net amount between your exercise price for such shares and the closing price for such shares on the date of purchase). Let me emphasize (1) that the Company is not making any commitment to purchase any shares from you and (2) that so long as you are an "insider," any such purchase would only be made during an open "window period".

     Finally, the Company has agreed to consider the purchase from you, in a privately negotiated transaction, of up to 45,454 shares of common stock of the Company currently owned by you. Should the Company elect to make such a purchase, it would be at a purchase price equal to the closing price of the Company's shares on the New York Stock Exchange on the date of purchase, and, so long as you remained an "insider" of the Company, would be effected only during an open "window period."

     8. We have agreed on a form of reference letter to be used should one be requested. A copy of the form of letter agreed upon is attached as Exhibit C.

     9. You resigned as an officer and director of Scotts and certain of its subsidiaries and affiliates effective February 22, 1996. Any actions which you undertook while an officer and director of Scotts, its subsidiaries or affiliates, will be covered by the indemnity provisions in the By-Laws or Code of Regulations of Scotts (or of its subsidiaries and affiliates, as the case may be) according to the terms thereof and you will continue to be covered after that date by the directors' and officers' insurance policy which Scotts maintains according to its terms.

    10. You agree, except for the obligations set forth in this Agreement, that all of Scotts' other obligations and any claims by you against Scotts and the officers, directors and employees of Scotts, are released by your acceptance of this Agreement, including but not limited to claims of age discrimination in employment under the Federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Except as specifically stated herein and except as provided in any benefit plans maintained by Scotts in which you are participating, you have no claim for and will not be entitled to any other benefits, bonus, compensation, perquisites, vacation or sick pay allowance or any kind of other remuneration arising out of your employment or the termination thereof, provided, however, that this release shall not be construed to prevent you from pursuing any rights you have to COBRA benefits or any rights you have to enforce the terms of this letter.

    11. You agree to keep the terms of this Agreement confidential and that you will not disclose any information concerning these matters to anyone, including but not limited to past, present or future employees of Scotts or its affiliates (but excepting your legal and financial advisors and your spouse). You agree to indemnify Scotts from any loss or costs arising from any breach by you of this Agreement.

     12. You understand that you are entering into this Agreement (and the release contained herein) voluntarily in order to be the recipient of certain of the agreements described herein that were not required pursuant to the terms of your Employment Agreement. You understand that Scotts would not enter into these agreements to which you would not otherwise be entitled without your voluntary consent to this Agreement.

    13. In making your decision whether or not to accept this Agreement, you recognize that you have the right to seek advice and counsel from others, including that of an attorney if you so choose. You acknowledge that you have 21 days within which to consider this offer.

    14. You have seven calendar days from the date you sign this Agreement to cancel it in writing. No payments (other than those to which you are entitled pursuant to your Employment

Agreement) will be made under this Agreement until the expiration of the seven day revocation period. You may cancel this Agreement by signing the cancellation notice below (or by any other written signed notice) and delivering it to Scotts (to my attention) within seven days of the date you signed this Agreement.

     You are reminded that certain provisions of your Employment Agreement survive the termination of your employment with Scotts. Nothing in this letter is intended to constitute a waiver by Scotts of the provisions of such Agreement.

     This Agreement will be construed in accordance with the substantive laws of the State of Ohio. The rights and duties of the parties shall not be assignable. This Agreement may not be amended except in writing signed by the party against whom an obligation is to be enforced. No representations, other than those contained herein, have been made as an inducement.

     If this letter satisfactorily sets forth the provisions relating to your termination of employment with the Company, please execute the enclosed copy and return it to me.

                              Very truly yours,

                              /s/ Tadd C. Seitz

                              Tadd C. Seitz

Dear Tadd:

     This letter satisfactorily set forth the terms of my termination of employment with The Scotts Company.


Dated: April 10, 1996                      /s/ Theodore J. Host
                                           ----------------------------
                                           Theodore J. Host

CANCELLATION NOTICE

     To cancel this Agreement, sign below and deliver this copy of the Agreement to Tadd Seitz within seven days of the date you signed the Agreement.

     I hereby cancel this Agreement.


     __________________________         _________________________
     (Date)                             (Signature)

                                                                   Exhibit A


                               THEODORE J. HOST
                            10019 WELLINGTON BLVD.
                             POWELL, OHIO  43065



February 22, 1996




Tadd C. Seitz, Chairman
The Scotts Company
14111 Scottslawn Road
Marysville, Ohio  43041

Dear Tadd:

It is with deep regret that I hereby submit my resignation, effective today, as President, Chief Operating Officer and Directors of The Scotts Company ("Scotts").

I am terminating my employment and submitting my resignation for "Good Reason" pursuant to the provisions of Paragraph 6(b) of my Employment Agreement with Scotts dated October 21, 1991. In recent months, it has become apparent that the Board and my philosophies regarding sales and profitability have taken different directions. I understand that this philosophical difference may cause the Board to diminish my duties or remove me from my present positions. Accordingly, I have chosen to resign.

I have enjoyed my time at Scotts, and I look forward to finalizing my severance arrangements.

Sincerely,

/s/ Theodore J. Host

Theodore J. Host

                                                                     EXHIBIT B

Theodore J. Host
10019 Wellington Blvd.
Powell, OH  43065

The Scotts Company       LONG TERM INCENTIVE STATEMENT        Run Date 2/23/96
                                                                Page No. 1
                               As of 02/23/96


Date of     Type of     Options    Options    Option     Date of                      Available
 Grant       Grant      Granted     Outst.    Price       Expir.   Options Vested   for Excercise
-------     -------     -------    -------    ------     -------   --------------   -------------
11/04/92    NON-QUAL    26,000     26,000    $16.2500    11/03/02  26,000 (CURRENT)     26,000
11/04/92    NON-QUAL    25,987     25,987    $16.2500    11/03/02  25,987 (CURRENT)     25,987
11/04/92    NON-QUAL    25,987     25,987    $16.2500    11/03/02  25,987 (CURRENT)     25,987
11/04/92    NON-QUAL    27,108     27,108    $16.2500    11/03/02  27,108 (CURRENT)     27,108
10/01/93    NON-QUAL    28,290     28,290    $17.2500    09/30/03  18,860 (CURRENT)     18,860
                                                                    9,430 on 10/01/96
10/01/93    NON-QUAL    28,290     28,290    $17.2500    09/30/03       0 (CURRENT)          0
                                                                   28,290 on 10/01/96
10/01/94    NON-QUAL    56,580     56,580    $15.5000    09/30/04  18,860 (CURRENT)     18,860
                                                                   18,860 on 10/01/96
                                                                   18,860 on 10/01/97
12/13/95    NON-QUAL    46,000     46,000    $20.1875    12/12/05       0 (CURRENT)          0
                                                                   15,333 on 12/13/96
                                                                   15,333 on 12/13/97
                                                                   15,334 on 12/13/98
                      ---------   --------                                             ---------
              Shares   264,242                                                          42,802


                                                                      EXHIBIT C

To whom it may concern,


I am pleased to offer this letter of reference for Theodore J. Host. He was employed by The Scotts Company as President, C.O.O. and a member of the company's Board of Directors on October 21, 1991. On April 19, 1995, he was promoted to President, Chief Executive Officer.

During his tenure with the Company, significant progress was made. He was a significant participant in the acquisitions of The Republic Tool Company in 1992, The Grace Sierra Division of W.R. Grace Company in January of 1994, and the merger with Miracle-Gro Products in May, 1995.

As a result of this effort, the Company during his time as President, grew in sales from $388,000,000 to $733,000,000 in a four year period. In the same period, net income grew from $1,735,000 to $22,400,000.

His contribution to the growth of The Scotts Company is appreciated.